Exhibit 3.1

AMENDED AND RESTATED CHARTER

OF

J. ALEXANDER’S HOLDINGS, INC.

Pursuant to the provisions of Section 48-60-106 of the Tennessee Business Corporation Act (the “TCBA”), the undersigned corporation hereby amends and restates the original Charter and any and all prior amendments as follows:

I.	The Amended and Restated Charter as set forth below includes certain amendments to increase the number of shares of common stock authorized, establish and authorize shares of preferred stock, set forth corporate powers of the board of directors and provide for other matters of corporate governance as provided in Sections 10 through 19 in Article II below. All such amendments were duly adopted by the shareholders of the corporation in accordance with Section 48-60-103 of the TCBA on September 14, 2015.

II.	The text of the Amended and Restated Charter is as follows:

1. Name. The name of the corporation is J. Alexander’s Holdings, Inc. (the “Corporation”).

2. For Profit. The Corporation is for profit.

3. Principal Office. The street address of the Corporation’s principal office is:

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

County of Davidson

4. Registered Agent and Registered Office.

(a) The name of the Corporation’s initial registered agent is:

CT Corporation System.

(b) The street address of the Corporation’s initial registered office in Tennessee is:

800 S. Gay Street, Suite 2021

Knoxville, Tennessee 37929

County of Knox

5. Incorporator. The name and address of the incorporator is:

Ryan Hoffman

c/o Bass, Berry & Sims PLC

150 3rd Avenue South, Suite 2800

Nashville, TN 37201

6. Purpose. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act as the same exists or may hereafter be amended (“TBCA”).

7. Stock.

(a) Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000, consisting of (a) 30,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b) Preferred Stock. With respect to shares designated and classified as Preferred Stock, the Board of Directors of the Corporation, pursuant to Section 48-16-102 of the TBCA, are authorized to establish and to determine, in whole or in part, to the full extent permitted by Tennessee law and within the limits set forth in Section 48-16-101 of the TBCA, the preferences, limitations and relative rights of the Preferred Stock or any series of Preferred Stock. Unless and until otherwise specified by the Board of Directors, the shares classified and designated as Preferred Stock will have a par value of $0.001 per share. The Board of Directors may authorize one or more series of Preferred Stock with preferences, limitations and relative rights, including, but not limited to:

(i) special, conditional or limited voting rights, or no right to vote, except to the extent limits or conditions are prohibited by the TBCA;

(ii) characteristics as redeemable or convertible;

(iii) distributions to the shareholders calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

(iv) preferences over any class of shares with respect to distributions, including dividends and distributions, upon dissolution of this corporation; or

(v) specification and changes in the specification of par values.

In accordance with Section 48-16-101 of the TBCA, the foregoing list of designations, preferences, limitations and relative rights is not exhaustive.

8. No Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

9. Directors. All corporate powers shall be exercised by or under the authority, and the business and affairs of the Corporation shall be managed under the direction, of a Board of Directors consisting of not less than three nor more than fifteen (15) directors, the exact number of Directors to be determined from time to time by a majority of the Board of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board of Directors. Each class of Directors shall be elected for a three-year term. The term of the initial Class I directors shall terminate on the date of the 2015 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 2016 annual meeting of shareholders and the term of the initial Class III directors shall terminate on the date of the 2017 annual meeting of shareholders. At each annual meeting of shareholders beginning in 2015, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.

A Director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the Directors then in office.

A person nominated for election as a Director shall be elected by the affirmative vote of a plurality of the votes cast for the Director nominee in person or by proxy at a meeting for the election of Director at which a quorum is present.

10. Removal of Directors. Subject to the rights of any voting group established either in the Corporation’s Bylaws or by any applicable shareholders’ agreement, any director may be removed from office at any time but only for cause and only by (a) the affirmative vote of the holders of 66 2/3 percent of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class, or (b) the affirmative vote of a majority of the entire Board of Directors then in office.

11. Officers. The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officers at any time with or without cause.

12. Director Liability and Indemnification.

(a) Limitation of Liability. Any person who is or was a director of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that this Article 12 shall not eliminate or limit liability of a director for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-302 of the TBCA. If the TBCA or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article 12 or subsequent amendment of the TBCA or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

(b) Indemnification and Advancement of Expenses. The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including without limitation any action, suit or proceeding by or in right of the Corporation, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Corporation as a director, officer, employee, manager, agent, or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

(c) Non-Exclusivity of Rights. The indemnification and advancement of expenses provisions of this Article 12 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation’s Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

13. Control Share Acquisitions. The provisions of Sections 48-103-201 through 48-103-209 of the TBCA, otherwise known as the “Tennessee Control Share Acquisition Act,” as in effect as of the date hereof and any amendment thereto or successor provision thereto, and explicitly including Sections 48-103-308 and 48-103-309, shall apply to and govern, to the fullest extent provided by law, any Control Share Acquisition of this Corporation’s shares, as those terms are defined in the Tennessee Control Share Acquisition Act.

14. Business Combinations.

(a) Application of the Act. The provisions of Sections 48-103-201 through 48-103-209 of the TBCA, otherwise known and cited as the “Tennessee Business Combination Act,” as in effect as of the date hereof and any amendment thereto or successor provision thereto, shall apply to and govern, to the fullest extent provided by law, any Business Combination, as defined in the Tennessee Business Combination Act.

(b) Corporation Not Liable for Resisting Merger, Exchange, Etc. So long as this Corporation has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, neither the Corporation nor its directors or officers shall be liable at law or equity either for having failed to approve the acquisition of shares by an Interested Shareholder, as defined in the Tennessee Business Combination Act, on or before an Interested Shareholder’s share acquisition date, or for seeking to enforce or implement the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, or for failing to adopt or recommend any amendment to or provision of the Corporation’s Charter and Bylaws then in effect with respect to the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, as in effect as of the date hereof and any amendment thereto or successor provision thereto, or for opposing any proposed merger, exchange, tender offer or significant disposition of assets of the Corporation or any subsidiary because of a good faith belief that the merger, tender offer, exchange or significant disposition of assets would adversely affect the social, legal, environmental or economic circumstances of the Corporation, its employees, customers or suppliers, or the communities in which the Corporation, or its subsidiaries, operate or are located. In making decisions concerning these matters, this Corporation’s officers and directors may also specifically consider any other relevant factors, including, but not limited to, (i) the financial and managerial resources and future prospects of the other party and (ii) the amount and form of the consideration being offered in relation to the then current market price for the Corporation’s outstanding shares of capital stock, in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent concern.

15. Action by Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of the shareholders of the Corporation or by a written resolution in lieu of a meeting signed by shareholders representing the number of affirmative votes required for such action at a meeting; provided that, if at any time the Corporation ceases to be a “controlled company” under the corporate governance rules of the New York Stock Exchange, then at such time and thereafter any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Corporation, except to the extent that such action may be taken without a meeting in accordance with Section 48-17-104(a) of the TBCA.

16. Special Meetings. Special meetings of shareholders may be called at any time, but only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or upon a resolution by or affirmative vote of the Board of Directors, and not by the shareholders. Any business transacted at any special meeting of shareholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

17. Exclusive Forum. The Court of Chancery of the State of Tennessee (the “Court of Chancery”) shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the TBCA or this Charter or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. For the avoidance of doubt, any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of, and consented to the provisions of, this Article 17. If any provision or provisions of this Article 17 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 17 (including, without limitation, each portion of any sentence of this Article 17 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

18. Charter and Bylaws Amendments. Notwithstanding any other provision of this Charter, the affirmative vote of holders of 66 2/3 percent of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, shall be required to reduce the maximum number of shares the Corporation may issue under Article 7(a), and to amend or repeal Articles 7(b)–(e), 9, 10, 12, 13, 14, 15, 16, 17 and 18 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of the aforementioned Articles.

19. Corporate Opportunities. To the maximum extent permitted under the TBCA, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors who are not employees of the Corporation or any subsidiary (“Outside Directors”), other than any such opportunity expressly presented to an Outside Director in such Outside Director’s capacity as a director of the Corporation; and no such Outside Director shall be liable to the Corporation or its shareholders for breach of any fiduciary or other duty by reason of the fact that such Outside Director personally or on behalf of any other person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. For purposes of this Article 19, a director who is the Chairman of the Board of the Corporation shall not be deemed to be an employee of the Corporation solely by reason of holding such position. No amendment or repeal of this Article 19 shall apply to or have any effect on the liability or alleged liability of any Outside Director for or with respect to business opportunities of which such Outside Director becomes aware prior to such amendment or repeal. Any person purchasing or otherwise acquiring any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 19.

This Amended and Restated Charter of J. Alexander’s Holdings, Inc. will be effective when filed with the Office of the Tennessee Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Charter to be signed by its duly authorized officer set forth below.

Executed: September 14, 2015

J. ALEXANDER’S HOLDINGS, INC.

By:	/s/ Lonnie J. Stout II
Lonnie J. Stout II
President and Chief Executive Officer